Exhibit 10.1

Execution Version

CONSULTING AGREEMENT

This Consulting Agreement is made by and between Lantheus Medical Imaging, Inc. (the “Company”) and Michael P. Duffy (“you”) (each of the Company and you, individually, a “Party” and, collectively, the “Parties”), as of March 31, 2021 (the “Effective Date”) (this “Agreement”).

Each of the Parties, intending to be legally bound, agree as follows:

1.

Consulting Services. Following your retirement from the Company on June 4, 2021 (your “Retirement Date”), the Company will engage you as an independent contractor to provide, and you agree to so provide, during the Consulting Period (as defined below) the consulting services described on Exhibit A in accordance with the provisions of this Agreement (collectively, the “Services”).

2.	Compensation and Payment Terms.

(a)	Subject to your strict compliance with Section 4 (General Release and Restrictive Covenants):

(i)	For Services rendered, the Company will pay you at the applicable hourly rate and on the payment terms set forth on Exhibit A.

(ii)

Your performance of, and availability to perform, the Services during the Consulting Period will constitute continued “Service,” as defined under and for purposes of each of the Company’s 2015, 2013 and 2008 Equity Incentive Plans and your awards thereunder (collectively, the “Plans”). As a result, (A) your equity awards that are unvested as of the Retirement Date will continue to vest in accordance with their terms until the end of the Consulting Period, and (B) all of your vested stock options will remain exercisable in accordance with their terms through the earlier of (1) the forty fifth (45th) day after the end of the Consulting Period or (2) August 5, 2023, which is the date on which your stock options expire in accordance with their terms. Also, in the event that a Change of Control (as defined under the Plans) is consummated prior to the end of the Consulting Period, any expiration or nonrenewal of this Agreement thereafter will be deemed to be a termination of “Service” without “Cause” (as defined under the Plans) for purposes of those Plans, in which case, vesting of certain equity awards will be accelerated in accordance with their respective terms.

(b)	The Parties acknowledge and agree that this compensation, which was negotiated at arms’ length, represents the fair market value of the Services to be provided by you to the Company.

3.	Taxes. All taxes on compensation earned under this Agreement will be your responsibility.

Execution Version

4.

General Release and Restrictive Covenants. The compensation payable to you under this Agreement is expressly conditioned upon you entering into on your Retirement Date, and thereafter complying with, the Company’s standard form General Release (the “General Release”) and its standard form Non-Disclosure, Assignment of Inventions and Non-Solicitation Agreement and Restrictive Covenant Agreement (collectively, the “Restrictive Covenants”), each of which (when executed) will be incorporated into this Agreement by reference as if set forth verbatim.

5.

Term. This Agreement is effective as of the Effective Date and will continue in full force and effect until the earliest of (a) the one (1) year anniversary of the Retirement Date or (b) termination in accordance with Section 9 (Termination) (as may be extended or renewed upon mutual agreement of the Parties, the “Consulting Period”); provided that you may, upon written notice to the Company, extend the Consulting Period by up to six (6) months in the event that (i) a “Change of Control” (as defined under the Plans) is being negotiated or has been signed prior to the one (1) year anniversary of the Retirement Date and (ii) you provided Services with respect to such transaction.

6.

Independent Contractor. From and after the Retirement Date, you will be an independent contractor and not an employee or agent of the Company. As such, from and after the Retirement Date, you will not be entitled to receive, nor will rendering Services make you eligible to participate in, any benefits or privileges given or extended to the Company’s employees. The Parties further acknowledge and agree that you may not enter into any obligation on the Company’s behalf.

7.

Representations, Warranties and Covenants. You represent, warrant and covenant to the Company that: (a) you will perform all Services in a manner commensurate with the professional standards generally applicable to your industry; (b) you will also comply with all laws, regulations and orders and stock exchange requirements applicable to your Services; (c) you have not been debarred, and to the best of your knowledge, are not under consideration to be debarred, by the U.S. Food and Drug Administration from working in or providing consulting services to any pharmaceutical or biotechnology company under the Generic Drug Enforcement Act of 1992; and (d) you are under no contractual or other obligation or restriction which conflicts or is inconsistent with your execution of this Agreement or the performance of the Services and, during the Consulting Period and thereafter, you will not enter into any agreement, either written or oral, in conflict with your obligations under this Agreement.

8.

Records. You will keep accurate and complete records relating to the Services. All such records, whether paper or electronic, will be the sole property of the Company and subject to the Company’s review at a mutually agreeable time. Promptly upon the termination or expiration of this Agreement, all such records, whether they were prepared by you solely or jointly with others, all such information, any other property of the Company and any materials provided to you by the Company, or its designee will be turned over by you to the Company.

Execution Version

9.	Termination.

(a)

This Agreement may be terminated (i) by you, with or without cause, upon at least two (2) weeks prior written notice to the Company or (ii) by the Company immediately upon your failure to cure any material breach of this Agreement, the General Release or the RCAs following fifteen (15) days of written notice to you of such breach. In the event this Agreement is terminated, the Company will be under no further obligation to you other than to pay any monies then due and owing because of any completed performance of obligations under this Agreement.

(b)

In the event of expiration or termination of this Agreement, you agree to provide the Company with all reports, materials or deliverable items in whatever state of completion as of the date of termination.

(c)

All rights granted to the Company under this Agreement that are expressly indicated to survive termination or expiration of this Agreement or by their nature should survive the termination or expiration of this Agreement will survive the termination or expiration of this Agreement, including, but not limited to, Sections 3 (Taxes), 4 (General Release and Restrictive Covenants), 7 (Representations and Warranties), 8 (Records), 9 (Termination), 10 (Entire Agreement; Amendment; Assignment) and 11 (Choice of Law).

10.

Entire Agreement; Amendment; Assignment. This Agreement (together with the General Release and Restrictive Covenants) contains the entire understanding of the Parties with respect to the subject matter and supersedes all prior agreements or understandings; provided that: (a) nothing in this Agreement supersedes any other confidentiality, nonuse, noncompetition, non-solicitation, non-disparagement or other similar covenants or agreements among the Parties; and (b) the Letter Agreement by and among the Company and you, dated as of January 25, 2019, will be deemed to be terminated and of no further force and effect as of the Retirement Date. The Parties may, from time to time, during the Consulting Period, modify any of the provisions of this Agreement in a writing duly executed by the Parties. This Agreement is binding upon the Parties and their successors, but is not otherwise assignable, except that the Company may assign this Agreement without the prior written consent of you to an affiliated corporation or in connection with a merger, acquisition, recapitalization, reorganization, change of control or sale of all or substantially all of its assets or business to which this Agreement relates (however such a transaction is structured).

11.

Choice of Law. This Agreement will be construed, governed, interpreted and applied in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to the conflicts of laws provision thereof. Any disputes arising between the Parties relating to this Agreement will be subject to the exclusive jurisdiction and venue of the state and federal courts located in the Commonwealth of Massachusetts, and the Parties hereby waive any objection which they may have now or hereafter to the laying of venue of any proceedings in said courts and to any claim that such proceedings have been brought in an inconvenient forum, and further irrevocably agree that a judgment or order in any such proceedings will be conclusive and binding upon each of them and may be enforced in the courts of any other jurisdiction.

Execution Version

12.

Electronic Signatures. Signatures to this Agreement may be delivered by facsimile, by electronic mail (e.g., a “.pdf” file) or by any other electronic means that is intended to preserve the original appearance of the document, and such delivery will have the same effect as the delivery of the paper document bearing the actual, hand-written signatures

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Execution Version

IN WITNESS WHEREOF, the Parties, intending to be legally bound, have caused this Agreement to be executed, effective as of the Effective Date:

The Company:

Lantheus Medical Imaging, Inc.

By:	/s/ Mary Anne Heino
Name:	Mary Anne Heino
Title:	President and Chief Executive Officer

You:

/s/ Michael P. Duffy
Name:	Michael P. Duffy

Execution Version

Exhibit A

Services and Hourly Rate

Services

To transfer knowledge and expertise you gained as an employee, Senior Vice President, Law and Public Policy, and General Counsel of the Company, you will make yourself accessible to and will provide advice, information and answers to certain Company employees (anticipated to be members of the Legal department and the Executive Team).

You will also assist with other services reasonably requested by the Company’s General Counsel (or any of his designees) from time to time, including but not limited to advising on securities law matters, potential transactions, commercial agreements, litigation, investigations and intellectual property matters, and providing such other services with respect to which the Company determines it can utilize your knowledge and expertise.

No travel will be required.

Hourly Rate

As compensation for the satisfactory performance of the Services, the Company agrees to pay you an hourly rate of $300.00 per hour, except for any month in which you provide Services for less than forty (40) hours, in which case you will be paid an hourly rate of $400.00 per hour.

No minimum number of days or hours of Services is promised or guaranteed in any way by the Company, although the Company currently contemplates that the Services will not require a time commitment of greater than twenty four (24) hours per week.

You will certify all time spent in providing Services under this Agreement and on a monthly basis will send the Company written detailed invoices that set forth a description of the Services provided for the time period, time records for the period and the hourly rate charged. Payment on undisputed amounts will be due within thirty (30) days of receipt of a correct invoice.